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                         SEVERANCE AGREEMENT AND RELEASE

This SEVERANCE AGREEMENT AND RELEASE ("Agreement") is made as of the 9th day of March, 1998, by and among GTECH Holdings Corporation, GTECH Corporation (together with their respective direct and indirect subsidiaries, collectively, "GTECH"), with offices at 55 Technology Way, West Greenwich, Rhode Island 02817 and Laurance W. Gay ("Mr. Gay").

1. Mr. Gay hereby resigns his employment: (a) as an employee and officer of GTECH Corporation, (b) as an employee and officer of GTECH Holdings Corporation, and (c) as an employee and officer of all direct and indirect subsidiaries and other affiliates of GTECH Holdings Corporation, all upon the date hereof (the "Resignation Date").

2. a. GTECH shall pay Mr. Gay all accrued and unpaid commissions due him as of the Resignation Date pursuant to that certain Amended and Restated Employment Agreement dated as of December 1, 1995 (the "Employment Agreement").

         b. Upon the expiration of the Revocation Period (as hereinafter defined) GTECH shall make to Mr. Gay a lump sum payment with respect to post-employment severance of Three Million Six Hundred Thousand Dollars ($3,600,000).

         c. All such amounts shall be subject to applicable federal and state withholdings.

3. GTECH shall continue to provide Mr. Gay its current basic life and medical and dental insurance coverage until March 8, 2001, subject to applicable benefits deductions. Thereafter, GTECH shall respect Mr. Gay's rights, if any, to continued medical coverage at his own expense under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

4.       GTECH shall provide the following other benefits to Mr. Gay:

         a. Mr. Gay shall be eligible for a bonus for the fiscal year ending February 28, 1998, in accordance with the terms governing such bonus. Nothing herein shall be deemed to create an expectation that such bonus shall be paid.

         b. Mr. Gay may continue to use his company-owned automobile until March 8, 2001, although he shall be responsible for all operating and maintenance costs. Mr. Gay will be allowed to retain the phone in the company automobile, provided that GTECH is no longer responsible for phone service. Mr. Gay will be allowed to purchase his company-owned automobile at any time, upon at least fifteen days notice to GTECH, upon terms and conditions to be determined by GTECH.


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         c. For one dollar and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, GTECH hereby sells to Mr. Gay and Mr. Gay hereby purchases from GTECH Mr. Gay's personal computer, fax machine and cellular phone (provided that GTECH is no longer responsible for phone service). Said sale is made "as is" and "where is" and GTECH disclaims all warranties, including without limitation all warranties of merchantability or fitness for a particular purpose.

5. a. As of the Resignation Date, Mr. Gay is no longer eligible to participate in the GTECH 401(k) and Profit Sharing Plan; the Executive Perquisites Program; the GTECH Holdings Corporation 1992 Supplemental Retirement Plan; or any other GTECH benefit program or plan. GTECH will notify Mr. Gay in writing concerning his options with regard to his 401(k) account.

         b. Mr. Gay shall retain the right to exercise any options which have been granted under the GTECH Holdings Corporation 1994 Stock Option Plan, to the extent such options have vested and have not been exercised as of the Resignation Date, for the period ending on March 9, 1999. All unvested options are forfeit.

6. a. Mr. Gay acknowledges that the aggregate payments referred to herein are greater than those to which he is entitled under the Employment Agreement or, to the extent not superseded by the Employment Agreement, any existing GTECH separation or benefit plan. In consideration of the foregoing, Mr. Gay hereby releases and forever discharges GTECH, its present and former directors, officers, employees, agents, subsidiaries, shareholders, successors and assigns from any and all liabilities, causes of action, debts, claims and demands (including without limitation claims and demands for monetary payment) both in law and in equity, known or unknown, fixed or contingent, which he may have or claim to have based upon or in any way related to employment(as an officer, director or employee), rights or entitlements related thereto or termination of such employment by GTECH and hereby covenants not to file a lawsuit or charge to assert such claims. This includes but is not limited to claims arising from: (i) those certain Written Submissions (and any annexes thereto) of the Board of GTECH Holdings Corporation to the Director General of the Office of the National Lottery submitted March 9, 1998 and (ii) the Federal Age Discrimination in Employment Act and (iii) any other federal, state or local laws prohibiting employment discrimination or claims growing out of any legal restrictions on GTECH's right to terminate its employees.



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         b. In consideration for the above release, GTECH hereby releases and forever discharges Mr. Gay and his successors, heirs and assigns from any and all liabilities, causes of action, debts, claims and demands both in law and in equity, known or unknown, fixed or contingent, which it may have or claim to have based upon or in any way related to Mr. Gay's actions as an employee, officer or director and hereby covenants not to file a lawsuit or charge to assert such claims.

         c. The above releases shall not apply to breaches of this Agreement, nor does GTECH's release apply to the loans from GTECH to Mr. Gay in connection with taxes paid on the GTECH Holdings Corporation Common Stock granted to Mr. Gay under the GTECH Holdings Corporation Amended and Restated 1990 Restricted Stock Unit Plan.

7. Mr. Gay understands that various State and Federal laws prohibit employment discrimination based on age, sex, race, color, national origin, religion, handicap or veteran status. These laws are enforced through the Equal Employment Opportunity Commission (EEOC), Department of Labor and State Human Rights Agencies. Mr. Gay acknowledges that he has been advised by GTECH to discuss this Agreement with his attorney and has been encouraged to take this Agreement home for up to twenty-one (21) days so that he can thoroughly review it and understand the effect of this Agreement before acting on it.

8. Mr. Gay acknowledges and agrees to continue to be bound by the provisions of Section 8 of the Employment Agreement, and GTECH acknowledges and agrees to continue to be bound by the provisions of
         Section 7 of the Employment Agreement, a copy of which is attached hereto and incorporated by reference herein.

9. a. After the Resignation Date, Mr. Gay shall make himself available in any third party claims, investigations, litigation or similar proceedings to answer any questions relating to his employment or actions as an employee, officer or director of GTECH, including without limitation attendance at any deposition or similar proceeding. GTECH shall pay Mr. Gay's expenses, but shall not be obligated to compensate him or any subsequent employer for his time.

         b. After the Resignation Date, GTECH shall make itself, its employees and directors available in any third party claims, investigations, litigation or similar proceedings to answer any questions relating to Mr. Gay's employment or actions as an employee, officer or director of GTECH, including without limitation attendance at any deposition or similar proceeding, at GTECH expense.



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10.      Except as set forth in Sections 4(b) and 4(c) Mr. Gay shall use his best efforts to return to GTECH any GTECH property in his possession as soon as possible, but in all events by March 31, 1998.

11. Mr. Gay shall at no time make any derogatory or disparaging comments regarding GTECH, its business, or its present or past directors, officers or employees. GTECH shall at no time make any derogatory or disparaging comments regarding Mr. Gay.

12. Mr. Gay hereby waives any and all rights to future employment with GTECH.

13. The execution of this Agreement does not represent and shall not be construed as an admission of a violation of any statute or law or breach of any duty or obligation by either GTECH or Mr. Gay.

14. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid and unenforceable provisions were omitted.

15. This Agreement is personal to Mr. Gay and may not be assigned by him. However, in the event of Mr. Gay's death, all benefits payable hereunder shall be payable to his estate.

16. This Agreement is made pursuant to and shall be governed by the laws of the State of Rhode Island, without regard to its rules regarding conflict of laws. The parties agree that the courts of the State of Rhode Island, and the Federal Courts located therein, shall have exclusive jurisdiction over all matters arising from this Agreement and further agree that service of process by first class mail shall be deemed appropriate service of process.

17. This Agreement contains the entire understanding between Mr. Gay and GTECH regarding the subject matter hereof and, except as expressly set forth herein, supersedes any prior agreements, written or oral, including without limitation the Employment Agreement.

18. Anything to the contrary herein notwithstanding, the terms and conditions of that certain Indemnification Agreement dated as of November 1, 1993, between Mr. Gay and GTECH Holdings Corporation, which is incorporated by reference herein and made a part hereof, shall continue in full force and effect.


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19.      This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Mr. Gay acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement.

20. Mr. Gay may revoke this Agreement at any time during the seven-day period following the date of his signature below (the "Revocation Period") by delivering written notice of his revocation to 55 Technology Way, West Greenwich, RI 02817, attention: Stephen A. Davidson. This Agreement (with the exception of Section 1, which is effective March 9, 1998) shall become effective upon the expiration of the Revocation Period.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

GTECH Holdings Corporation                  Attest:


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by


GTECH Corporation                           Attest:


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by


                                            Witness:



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Laurance W. Gay



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